Exhibit (a)(9)

FOR IMMEDIATE RELEASE

CONTACT:	LuJean Smith	David Gill
	Siemens Medical Solutions	CTI Molecular Imaging, Inc.
	(425) 432-9601	(865) 218-2743
	lujean.smith@siemens.com	david.gill@ctimi.com

SIEMENS COMMENCES CASH TENDER OFFER FOR CTI MOLECULAR IMAGING, INC.

HOFFMAN ESTATES, Ill., and KNOXVILLE, Tenn., April 1, 2005 — Siemens Medical Solutions USA, Inc., a wholly owned subsidiary of Siemens AG (NYSE:SI), and CTI Molecular Imaging, Inc. (Nasdaq: CTMI) announced today that Siemens Medical Solutions, through its wholly owned subsidiary MI Merger Co., has commenced a previously announced tender offer for all of the outstanding shares of common stock of CTI Molecular Imaging, Inc. for $20.50 per share, net to the seller in cash.

The tender offer is being made pursuant to an Agreement and Plan of Merger, dated as of March 18, 2005 among Siemens Medical Solutions USA, Inc., MI Merger Co. and CTI Molecular Imaging, Inc. The tender offer remains open until 12:00 a.m. (midnight) in New York City (Eastern Time Zone), on Thursday, April 28, 2005, unless extended. Following completion of the tender offer, any remaining shares of CTI Molecular Imaging, Inc. will be acquired in a merger at the same price.

As previously announced, the board of directors of each company has approved the agreement. The transaction is subject to customary regulatory approvals and other customary closing conditions, and is expected to close in the second quarter of 2005. The transaction has a value of approximately $1 billion.

Siemens Medical Solutions of Siemens AG, with headquarters in Malvern, Pennsylvania and Erlangen, Germany, is one of the largest suppliers to the healthcare industry in the world. The company is known for bringing together innovative medical technologies, healthcare information systems, management consulting, and support

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Siemens Commences Cash Tender Offer for CTI Molecular Imaging, Inc., page 2 services, to help customers achieve tangible, sustainable, clinical and financial outcomes. Employing approximately 31,000 people worldwide and operating in more than 120 countries, Siemens Medical Solutions reported sales of 7.07 billion EUR, orders of 8.12 billion EUR and group profit of 1.05 billion EUR for fiscal 2004. More information can be obtained at http://www.usa.siemens.com/medical-pressroom.

CTI Molecular Imaging, Inc. is a leading supplier of products and services for positron emission tomography (PET), a diagnostic imaging technology for detection and treatment of cancer, neurological disorders and cardiac disease. In fiscal year 2004 (September 30), CTI reported sales of $402 million and income from operations of $58 million. Additional information is available at http://www.ctimi.com.

This announcement does not constitute an offer to purchase nor a solicitation of an offer to sell any securities. Any offers to purchase or solicitation of offers to sell will be made only pursuant to a tender offer statement and a solicitation and recommendation statement filed with the Securities and Exchange Commission. The tender offer statement (including an offer to purchase, a letter of transmittal and other offer documents) and the solicitation/recommendation statement will contain important information and should be read carefully before any decision is made with respect to the tender offer. Those materials will be made available to all stockholders of CTI at no expense to them. In addition, all of those materials (and all other offer documents filed with the SEC) will be available at no charge on the SEC’s web site (http://www.sec.gov). Georgeson Shareholder Communications will be serving as Information Agent for the tender offer, and CTI stockholders wishing to receive copies of the Offer to Purchase and other tender offer materials may contact Georgeson at (212) 440-9800 or toll-free at (800) 676-0216. Mellon Investor Services LLC will be serving as Depositary for the tender offer.

This document contains forward-looking statements about Siemens and CTI Molecular Imaging, Inc. All forward-looking statements (including statements regarding future financial and operating results) involve risks, uncertainties and contingencies,

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Siemens Commences Cash Tender Offer for CTI Molecular Imaging, Inc., page 3 many of which are beyond the ability of Siemens or CTI to control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. All statements contained in this document that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. Economic, business, funding market, competitive and/or regulatory factors, among others, affecting Siemens’ and CTI’s businesses are examples of factors that could cause actual results to differ materially from those described in the forward-looking statements. More detailed information about these factors with respect to Siemens are described in its filings with the Securities and Exchange Commission, including its Annual Report on Form 20-F for its fiscal year ended September 30, 2004 filed with the Securities and Exchange Commission on November 29, 2004. Further information regarding risks, uncertainties and other factors that could adversely affect CTI or cause actual results to differ materially from those anticipated in forward-looking statements are included in CTI’s Annual Report on Form 10-K for the fiscal year ended September 30, 2004 and its Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2004.

Siemens and CTI are under no obligation to (and each expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

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